As filed with the Securities and Exchange Commission on January 10, 2011
Registration No. 333-168398

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO.1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
T-3 ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0697390
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)
7135 Ardmore
Houston, Texas 77054
(Address of Principal Executive Offices)
T-3 ENERGY SERVICES, INC.
2002 STOCK INCENTIVE PLAN,
AS AMENDED AND RESTATED EFFECTIVE JUNE 14, 2010
(Full Title of the Plan)

Name, Address and Telephone	Copy of Communications to:
Number of Agent for Service:

Richard M. Safier	Stephen M. Gill
General Counsel & Secretary	Vinson & Elkins L.L.P.
T-3 Energy Services, Inc.	1001 Fannin, Suite 2500
7135 Ardmore	Houston, Texas 77002
Houston, Texas 77054	(713)758-2222
(713) 996-4110
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “ Post-Effective Amendment”) relates to the Registration Statement of T-3 Energy Services, Inc. (“ T-3”) on Form S-8 (File No. 333-168398) filed with the Securities and Exchange Commission (the “ SEC”) and declared effective by the SEC on July 29, 2010 (the “ Registration Statement”), which registered 950,000 shares of common stock of T-3, par value $.001 per share (“ T-3 Common Stock”), under T-3’s 2002 Stock Incentive Plan, as amended and restated effective June 14, 2010.
      On January 10, 2011, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 6, 2010 among Robbins & Myers, Inc. (“R&M”), T-3, Triple Merger I, Inc., (“Merger Sub”) and Triple Merger II, Inc., Merger Sub merged with and into T-3 (the “Merger”). Under the Merger Agreement, each outstanding share of T-3 Common Stock was converted into the right to receive (i) 0.894 common shares of R&M, without par value, and (ii) $7.95 in cash without interest. Any fractional shares will be paid in cash.
     As a result of the Merger, T-3 has terminated any and all offerings of its T-3 Common Stock pursuant to the Registration Statement. Accordingly, T-3 hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by T-3 in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any T-3 Common Stock that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all T-3 Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 10th day of January, 2011.

T-3 ENERGY SERVICES, INC.
By:	/s/ James M. Mitchell
James M. Mitchell
Chief Financial Officer and Senior Vice President

     Pursuant to the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the 10th day of January, 2011.

Signature	Title

*	President, Chief Executive Officer and Chairman
Steven W. Krablin	(Principal Executive Officer)

/s/ James M. Mitchell	Senior Vice President and Chief Financial Officer
James M. Mitchell	(Principal Financial Officer)

*	Corporate Controller and Chief Accounting Officer
Jason P. Clark	(Principal Accounting Officer)

*	Director
Robert L. Ayers

*	Director
Thomas R. Bates, Jr.

*	Director
Lisa W. Rodriguez

*	Director
James M. Tidwell

* By:	/s/ James M. Mitchell
James M. Mitchell as attorney-in-fact